Exhibit 4.2

CHESAPEAKE OILFIELD OPERATING, L.L.C.

(to be known as SEVENTY SEVEN ENERGY INC.)

6.50% SENIOR NOTES DUE 2022

INDENTURE

Dated as of June 26, 2014

WELLS FARGO BANK, NATIONAL ASSOCIATION,

As Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 11.02
(d)	7.06
314(a)	4.03; 4.04; 11.02; 11.05
(b)	N.A.
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N.A.
(d)	N.A.
(e)	11.05
(f)	N.A.
315(a)	7.01
(b)	7.05, 11.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.08
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07; 9.02
(c)	2.11; 9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N.A.
(c)	11.01

N.A. means not applicable.

*	This Cross Reference Table is not part of this Indenture.

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APPENDIX AND ANNEXES

RULE 144A/REGULATION S APPENDIX		App. - 1

EXHIBIT I	Form of Initial Note

ANNEX A	Form of Supplemental Indenture	A-1

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This Indenture, dated as of June 26, 2014, is by and between Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, to be known upon the consummation of the Conversion (which is anticipated to occur after the Issue Date) as Seventy Seven Energy Inc. (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

All acts and requirements necessary to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Indenture a valid and binding agreement of the Company and any Subsidiary Guarantors, in each case, in accordance with its terms, have been done.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Company’s Initial Notes, Exchange Notes, Private Exchange Notes and Additional Notes:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01. Definitions.

“2019 Notes” means the 6.625% senior unsecured notes due 2019 originally issued by Chesapeake Oilfield Operating, L.L.C. pursuant to an indenture, dated as of October 28, 2011, between Chesapeake Oilfield Operating, L.L.C., as issuer, Chesapeake Oilfield Finance, Inc., as co-issuer, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and as subsequently assumed by SSO, as issuer pursuant to an indenture supplemental to such indenture.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement. Unless the context indicates otherwise, all references to “interest” in this Indenture or the Notes shall be deemed to include any Additional Interest then owing.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09, 6.50% Senior Notes due 2022 issued from time to time after the Issue Date under the terms of this Indenture (other than pursuant to Section 2.06, 2.07, 2.09 or 3.06 of this Indenture and other than Exchange Notes or Private Exchange Notes issued pursuant to an exchange offer for other Notes outstanding under this Indenture).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means the Registrar or Paying Agent as described in Section 2.03.

“Agent Members” has the meaning provided in the Appendix.

“Asset Sale” means:

(1) the sale, lease, conveyance, transfer, assignment or other disposition of any properties or assets (including by way of a sale and leaseback transaction or a merger or consolidation) other than in the ordinary course of business; provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by the provisions of Section 4.15 and/or the provisions of Section 5.01 and not by the provisions of Section 4.10; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $25.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(4) the sale, lease or other disposition of inventory in the ordinary course of business;

(5) transfers, abandonment or relinquishment of damaged, worn-out or obsolete properties, equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;

(6) the sale, trade, exchange or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(7) the sale, exchange or disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, exclusive of factoring and similar arrangements;

(8) a Permitted Investment or a Restricted Payment that is permitted by Section 4.07;

(9) any trade or exchange by the Company or any Restricted Subsidiary of any properties or assets for properties or assets that are used or usable in a Permitted Business owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that, subject to any other exceptions in this definition, any cash received must be applied in accordance with the provisions of Section 4.10;

(10) the creation or perfection of Permitted Liens and Liens that are not prohibited by Section 4.12 and any disposition of assets from the enforcement or foreclosure of any such Liens;

(11) the surrender or waiver in the ordinary course of business of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) any damage or loss of any asset or property resulting in the payment of condemnation or insurance proceeds;

(13) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(14) any other disposition pursuant to the Separation Documents on substantially the terms described in the Offering Memorandum as of the date thereof; and

(15) any issuance, sale or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the first sentence of this definition, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Notwithstanding the foregoing, the Attributable Debt with respect to each of the following sale and leaseback transactions shall, in each case, be zero:

(1) a sale and leaseback transaction in which the lease is for a period, including renewal rights, not in excess of three years;

(2) a sale and leaseback transaction with respect to any asset that occurs within 270 days of the acquisition or construction of, or the completion of a material improvement to, such asset;

(3) a sale and leaseback transaction in which the transaction is between or among the Company and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries; or

(4) a sale and leaseback transaction pursuant to which the Company, within 270 days after the completion of the sale and leaseback transaction, applies toward the retirement of its Indebtedness or the Indebtedness of a Restricted Subsidiary, or to the purchase of other property, the greater of (i) the net proceeds from the sale and leaseback transaction or (ii) the fair market value of the assets sold in such transaction; provided, however, that the amount that must be applied to the retirement of Indebtedness shall be reduced by:

(a) the principal amount of any debentures, notes or debt securities (including the Notes) of the Company or a Restricted Subsidiary surrendered to the applicable Trustee or agent for retirement and cancellation within 270 days of the completion of the sale and leaseback transaction;

(b) the principal amount of any Indebtedness not included in clause (4)(a) of this definition to the extent such amount of Indebtedness is voluntarily retired by the Company or a Restricted Subsidiary within 270 days of the completion of the sale and leaseback transaction; and

(c) all fees and expenses associated with the sale and leaseback transaction.

Any drilling rig subleases existing as of the Issue Date shall be treated as if they were leases in respect of a sale and leaseback transaction.

“Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means:

(1) with respect to the Company, its board of managers or directors or other governing body or any authorized committee thereof; and

(2) with respect to any other Person, the board or committee of such Person, or its general partner, as applicable, serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, if GAAP lease accounting rules amended or adopted after the Issue Date shall require a lease previously determined to be an operating lease to be recorded on a balance sheet in accordance with such rules, such lease shall not be a capital lease for purposes of this Indenture.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) maturing within one year after the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any lender party to the Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following events, in each case excluding any of the Transactions:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Chesapeake Energy Corporation or a Subsidiary thereof;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Chesapeake Energy Corporation or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets), measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, Trustees or other persons serving in a similar capacity for such entity, and, in either case, no “person,” other than Chesapeake Energy Corporation or a Subsidiary thereof, Beneficially Owns more than 50% of the Voting Stock of such entity.

“Chesapeake Energy Corporation” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) amounts required to be dividended, paid or otherwise distributed pursuant to a tax sharing or other agreement, by the Company, on behalf of itself and its Restricted Subsidiaries, for taxes incurred with respect to income or profits of such entities but payable by a current or former direct or indirect owner of the Company, to the extent such amounts were deducted in computing Consolidated Net Income; plus

(3) Fixed Charges of such Person for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges or expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses of such Person and its Restricted Subsidiaries resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) any fees, expenses, charges or losses (other than depreciation or amortization expense) related to any Equity Offering or other capital markets transaction, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof), in each case regardless of whether successful, and including such fees, expenses, charges or losses related to (a) the Transactions and any transactions pursuant to the Separation Documents, (ii) the offering of the Notes and any Credit Facilities and (iii) any amendment or other modification of the Separation Documents, the Notes or any Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; minus

(7) all extraordinary, unusual or non-recurring items of loss or expense of such Person and its Restricted Subsidiaries (regardless of whether includable as a separate line item in the financial statements of such Person); minus

(8) all non-cash items of gain and extraordinary items of gain increasing such Consolidated Net Income for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restriction with respect to the payment of dividends has been legally waived;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) unrealized losses and gains from derivative instruments included in the determination of Consolidated Net Income, including, without limitation those resulting from the application of FASB Accounting Standards Codification (ASC) 815 will be excluded; and

(5) any write-down of non-current assets and any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the amount of all goodwill, trademarks, patents, unamortized debt discounts and expenses and any other like intangibles reflected in such balance sheet, in each case, calculated on a pro forma basis after giving effect to any transaction given pro forma effect in the definition of “Fixed Charge Coverage Ratio.”

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust office shall be administered, which office at the date hereof is located at Wells Fargo, National Association, 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201, Attn: Corporate, Municipal and Escrow Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“Conversion” means the conversion of the Company from an Oklahoma limited liability company known as Chesapeake Oilfield Operating, L.L.C. to an Oklahoma corporation known as Seventy Seven Energy Inc.

“Credit Facilities” means one or more debt facilities (including, without limitation, the credit agreements relating to each of the Revolving Credit Facility and the Term Loan Facility), commercial paper facilities or other agreements, in each case with banks, investment banks, insurance companies, mutual funds, hedge funds and/or other institutional lenders providing for revolving credit loans, term loans, private placements, receivables financing (including through the sale of receivables to such lenders or other financiers or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of any capital market transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as described in Section 6.01.

“Depository” has the meaning provided in the Appendix.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, unless such Capital Stock is redeemable solely in exchange for Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock are no more favorable in any material respect to such holders than the provisions described in Section 4.15 and Section 4.10, respectively, and such Capital Stock specifically provides that the Company may only repurchase or redeem any such Capital Stock pursuant to such provisions only after the Company’s purchase of the Notes as required pursuant to the provisions described in Section 4.15 and Section 4.10, respectively. Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of directors, officers, employees or consultants of the Company or its Subsidiaries or by any such plan to such persons solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale for cash of Capital Stock (other than Disqualified Stock) of the Company or of the Company’s direct parent to the extent the net cash proceeds are contributed to the Company.

“Euroclear” means Euroclear Bank S.A./N.V. or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning specified in the Appendix.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than (i) Indebtedness under the Senior Credit Facilities, (ii) the Notes issued and sold on the Issue Date and the related Subsidiary Guarantees and the exchange notes issued pursuant to the Registration Rights Agreement and the related Subsidiary Guarantees and (iii) intercompany Indebtedness, which are considered incurred under clauses (1), (3) and (6), respectively, of Section 4.09(b)) in existence on the Issue Date, until such amounts are repaid.

“fair market value” means, with respect to any asset, property or security (other than a publicly traded security, for which the fair market value is determined by reference to the most recent closing price for such security on the national securities exchange on which such security is listed or admitted to trading), the price in cash (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by (a) in the case of any asset, property or security the price for which would be greater than $50.0 million, the Board of the Company or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee and (b) in all other cases, by a responsible financial or accounting officer or the Chief Executive Officer of the Company.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the applicable reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise, and including in each case any related financing transactions (including repayment of Indebtedness) during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the applicable reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable good faith judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) interest income reasonably anticipated by such Person to be received during the applicable reference period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;

(5) Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(6) Fixed Charges attributable to interest on any Indebtedness incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of such Person, which determination shall be conclusive for all purposes under this Indenture; provided that such officer may in such officer’s discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow or Fixed Charges, including any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the 12 months immediately following the Calculation Date and are either (i) prepared and calculated in accordance with Regulation S-X under the Securities Act or (ii) set forth in an Officers’ Certificate signed by the chief financial officer of such Person that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the chief financial officer executing such Officers’ Certificate at the time of such execution and the factual basis on which such good faith belief is based.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (other than amortization of debt issuance costs or debt extinguishment costs), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations with respect of interest rates; plus

(2) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, regardless of whether such guarantee or Lien is called upon; plus

(3) all dividends or distributions, whether paid or accrued and regardless of whether in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, in each case, determined on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is organized or incorporated outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“Global Note” has the meaning provided in the Appendix.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate options, interest rate swaption agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in or to otherwise manage exposure to interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in or to otherwise manage exposure to interest rates, commodity prices or currency exchange rates.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead, gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, without duplication:

(1) all liabilities, contingent or otherwise, of such Person constituting the outstanding principal amount of borrowed money;

(2) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit or bankers’ acceptances;

(4) all Capital Lease Obligations of such Person;

(5) Attributable Debt in respect of sale and leaseback transactions;

(6) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes deferred compensation, an accrued expense or trade payable incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and not overdue by more than 180 days unless subject to a bona fide dispute; and

(7) Hedging Obligations;

if and to the extent any of the preceding items (other than the item referred to in clause (5), letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) but in an amount not to exceed the lesser of the amount of such other Person’s Indebtedness or the fair market value of such asset and (y) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person, whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning provided in the Appendix.

“Initial Purchasers” has the meaning provided in the Appendix.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances, capital contributions or extension of credit (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

“Issue Date” means the first date on which Notes are issued under this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest or similar encumbrance in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event will a right of first refusal be deemed to constitute a Lien.

“Make Whole Premium” means, with respect to a Note on any applicable redemption date, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at July 15, 2017 (as set forth in the table in Section 3.07(a)) plus (ii) any required interest payments due on such Note through July 15, 2017 (except for currently accrued and unpaid interest), discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, over (b) the principal amount of such Note.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received prior to the date upon which Net Proceeds are being determined upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and expenses, sales commissions, any relocation expenses and any severance, change of control or similar payments incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 4.09, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Notes” has the meaning specified in the Appendix.

“Notes Custodian” has the meaning specified in the Appendix.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offering Memorandum” means the offering memorandum dated June 12, 2014 related to the offer and sale of the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of a Person by two of its Officers that meets the requirements of Section 11.05 hereof.

“Opinion of Counsel” means an opinion reasonably acceptable to the Trustee from legal counsel that meets the requirements of Section 11.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depository, a Person who has an account with the Depository.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that merged or consolidated with or into the Company or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Company would be permitted, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), or (b) the Fixed Charge Coverage Ratio for the Company would be not less than the Fixed Charge Coverage Ratio for the Company immediately prior to such transaction.

“Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date, any business incidental or reasonably related thereto and any reasonable extension thereof.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Person (including in any Unrestricted Subsidiary or Joint Venture), provided that:

(1) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a);

(2) if such Person has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Person that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Person for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Company and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3) such Person is not engaged, in any material respect, in any business other than a Permitted Business;

provided, however, that the aggregate value (as of the date such Investments are made) of Permitted Business Investments that may be made by the Company at any given time may not be greater than $100.0 million.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company (including through purchases of Notes or other Indebtedness);

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

or in the case of clauses (a) or (b) above, any Investment held by such Person at the time of such transaction, provided such Investment was not made in contemplation of such transaction;

(4) any Investment made as a result of the receipt of non-cash consideration from:

(a) an Asset Sale that was made pursuant to and in compliance with Section 4.10; or

(b) a transaction under clause (9) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person to the extent received in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or any Restricted Subsidiary;

(6) any Investments received in settlement of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(7) Hedging Obligations permitted to be incurred under clause (7) of Section 4.09(b);

(8) Investments in the form of, or pursuant to, Joint Venture and partnership agreements, and Investments and expenditures in connection therewith or pursuant thereto, and having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, do not exceed the greater of $75.0 million or 5.0% of the Company’s Consolidated Tangible Assets;

(9) Investments owned by any Person at the time such Person merges with or into the Company or a Restricted Subsidiary or is acquired by the Company or a Restricted Subsidiary, provided such Investments (a) are not incurred in contemplation of such merger or acquisition and (b) are, in the good faith determination of the Company, incidental to such merger or acquisition, and in each case renewals or extensions thereof in amounts not greater than the amount of such Investment;

(10) loans or advances to employees made in the ordinary course of business of the Company or a Restricted Subsidiary made for bona fide business purposes; provided, however, that Permitted Investments made pursuant to this clause (10) may not exceed $2.5 million at any time outstanding;

(11) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties and endorsements for collection or deposit arising in the ordinary course of business;

(12) advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(13) Permitted Business Investments;

(14) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted under this Indenture, and any Investment made pursuant to the Separation Documents; and

(15) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, do not exceed the greater of $100.0 million or 7.5% of the Company’s Consolidated Tangible Assets.

“Permitted Liens” means:

(1) Liens securing (a) any Indebtedness under any Credit Facility permitted to be incurred under this Indenture pursuant to clause (1) of Section 4.09(b), (b) related Hedging Obligations and (c) Obligations pursuant to Treasury Management Arrangements;

(2) Liens in favor of the Company or the Subsidiary Guarantors;

(3) Liens on property, assets or capital stock of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any property or assets (other than improvements thereon, accessions thereto or proceeds thereof) other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property or assets existing at the time of acquisition of the property or assets by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation, sale and leaseback transaction or operating lease;

(6) Liens on any property or asset acquired, constructed or improved by the Company or any of its Restricted Subsidiaries securing Indebtedness permitted under clause (4) of Section 4.09(b), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to the cost of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(7) Liens under the Separation Documents or existing on the Issue Date securing Indebtedness outstanding on the Issue Date; provided that (i) the aggregate principal amount of the Indebtedness secured by such Liens does not increase; and (ii) such Liens do not encumber any property other than the property subject thereto on the Issue Date (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(8) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business which were not incurred or created to secure Indebtedness for borrowed money;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens that arise by operation of law;

(11) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other like Liens arising in the ordinary course of business;

(13) Liens arising under operating agreements, joint venture agreements, partnership agreements, master service agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of crude oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries, which Liens (i) only cover the assets that relate to the applicable agreement and (ii) were not incurred or created to secure Indebtedness for borrowed money;

(14) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.09;

(15) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that (a) the new Lien shall be limited to all or part of the same property or assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or assets or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary;

(17) Liens securing Obligations of the Company or any Subsidiary Guarantor under the Notes or the Subsidiary Guarantees, as the case may be;

(18) Liens securing any Indebtedness equally and ratably with all Obligations due under the Notes or any Subsidiary Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to Section 4.12;

(19) Liens to secure Hedging Obligations of the Company or any of its Restricted Subsidiaries entered into for bona fide hedging purposes and not for speculative purposes;

(20) Liens securing Indebtedness that does not exceed in principal amount (or accreted value, as applicable) at any one time outstanding the greater of (a) $100.0 million or (b) 7.5% of the Company’s Consolidated Tangible Assets determined at the time of incurrence of such Indebtedness; and

(21) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (20) above; provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries, or portion of such Indebtedness, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), including Indebtedness that extends, refinances, renews, replaces, defeases or refunds Permitted Refinancing Indebtedness; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary other than a Subsidiary Guarantor if the Company or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person that is preferred as to the payment of dividends or upon liquidation, dissolution or winding up.

“Private Exchange” has the meaning provided in the Appendix.

“Private Exchange Notes” has the meaning provided in the Appendix.

“Purchase Agreement” has the meaning provided in the Appendix.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Registered Exchange Offer” has the meaning provided in the Appendix.

“Registration Rights Agreement” has the meaning provided in the Appendix.

“Regulation S” has the meaning provided in the Appendix.

“Reporting Default” means a Default described in clause (ii) of Section 6.01(d).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Indenture.

“Restricted Global Note” has the meaning provided in the Appendix.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means revolving credit agreement entered into in connection with the Transactions, by and among the Company and certain Subsidiaries of the Company, the various lenders from time to time party thereto and Wells Fargo Bank, National Association, as the administrative agent thereunder, including any notes, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and, in each case, as amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise, and whether with the original lenders, investors, agents or otherwise) or refinanced (including by means of any capital markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“Rule 144A” has the meaning provided in the Appendix.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facilities” means, collectively, the Revolving Credit Facility and the Term Loan Facility.

“Senior Indebtedness” means

(1) any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(2) all Obligations with respect to the items listed in the preceding clause (1).

Notwithstanding anything to the contrary in the preceding sentence, Senior Indebtedness will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries;

(b) any Indebtedness that is incurred in violation of this Indenture; or

(c) any Capital Stock.

For the avoidance of doubt, “Senior Indebtedness” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Separation Documents” means the agreements, instruments or other documents entered into in connection with the Transactions described in the Offering Memorandum as of the date thereof, each on substantially the terms described in the Offering Memorandum as of the date thereof, and each other agreement, instrument or document related or incidental thereto.

“Shelf Registration Statement” has the meaning provided in the Appendix.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“SSO” means Seventy Seven Operating LLC, an Oklahoma limited liability company, a direct wholly-owned Subsidiary of the Company.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, including pursuant to any mandatory redemption provision, including pursuant to any mandatory redemption provision, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of the Company, any obligation to offer to repurchase such debt securities on a date or dates specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Subordinated Indebtedness” means Indebtedness of the Company or its Restricted Subsidiaries that are expressly subordinated in right of payment to the Notes or Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person, or (b) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means any guarantee by a Subsidiary Guarantor of the Company’s Obligations under this Indenture and the Notes or the Exchange Notes issued pursuant to the Registration Rights Agreement.

“Subsidiary Guarantors” means each of the Restricted Subsidiaries of the Company that becomes a Subsidiary Guarantor in accordance with the provisions of this Indenture, until released in accordance with this Indenture, and their respective successors and assigns.

“Supplemental Indenture” has the definition set forth in Section 4.13(a).

“Term Loan Facility” means that certain senior secured term loan agreement entered into in connection with the Transactions, by and among the Company, certain Subsidiaries of the Company, the various lenders from time to time party thereto and Bank of America, N.A., as administrative agent thereunder, including any notes, guarantees, collateral documents, instruments and other agreements executed in connection therewith, and, in each case, as amended, restated, modified, supplemented, extended, increased, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise, and whether with the original lenders, investors, agents or otherwise) or refinanced (including by means of any capital markets transaction and involving any refinancing that increases the amount of Indebtedness borrowed or issued thereunder) in whole or in part from time to time.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder, as in effect on the date on which this Indenture is qualified under the TIA (except as provided in Section 9.01(i) and 9.03 hereof).

“Transactions” has the definition set forth in the Offering Memorandum.

“Transfer Restricted Securities” has the meaning provided in the Appendix.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury, depositary, purchasing card or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2017; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. the Company will calculate the Treasury Rate no later than the second Business Day preceding the applicable redemption date and prior to such redemption date deliver to the Trustee an Officers’ Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York, unless another jurisdiction is specified, in which case Uniform Commercial Code shall refer to the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt, except as permitted under clause (2)(b) of the definition of “Permitted Business Investments;”

(2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, except as permitted under clause (2)(b) of the definition of “Permitted Business Investments;”

(3) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(4) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary that is not in compliance with Section 4.11.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted either as a Permitted Investment or by Section 4.07; provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date, any Liens on the assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company at such time and any Investments held by such Subsidiary shall be deemed to be made by a Restricted Subsidiary of the Company at such time and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, such Lien is not permitted to be incurred as of such date under Section 4.12 or such Investment is not permitted to be made as of such date either as a Permitted Investment or under Section 4.07, the Company will be in default of such covenant.

“Voting Stock” of any specified Person as of any date means the Capital Stock of, such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Appendix”	2.01
“Asset Sale Offer”	4.10
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“Discharge”	8.08
“Event of Default”	6.01
“Excess Asset Sale Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Indebtedness”	4.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Restricted Payments Basket”	4.07
“Reversion Date”	4.16
“Successor”	5.01
“Suspended Covenants”	4.16
“Suspension Period”	4.16

Section 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them. Whether or not qualified under the TIA, this Indenture is deemed to be subject to the provisions of the TIA that are applicable to all indentures qualified thereunder.

Section 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive, and “including” means including without limitation, whether or not so indicated;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision.

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating.

Provisions relating to the Initial Notes, the Private Exchange Notes and the Exchange Notes are set forth in the Rule 144A/Regulation S Appendix attached hereto (the “Appendix “) which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in the Appendix are part of the terms of this Indenture.

Section 2.02. Execution and Authentication.

An Officer shall sign the Notes on behalf of the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $500.0 million aggregate principal amount of Notes and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Company. Such order shall specify the aggregate principal amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of an issuance of Additional Notes pursuant to Section 2.13 after the Issue Date, shall certify that such issuance is in compliance with Section 4.09.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03. Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any Subsidiary may act as Paying Agent or Registrar.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Section 2.04. Paying Agent to Hold Money in Trust.

Prior to 11:00 a.m. New York City time, on each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest or premium, if any, on the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.05. Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders and the Company shall otherwise comply with TIA § 312(a).

Section 2.06. Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. The Company may require payment of a sum sufficient to cover any taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 3.06, 4.10, 4.15 or 9.05).

(b) A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000, if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event the Company fails to appoint a successor depositary within 90 days;

(2) the Company, at its option and subject to the procedures of DTC, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3) there has occurred and is continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes of the same series upon prior written notice given to the Trustee by or on behalf of DTC in accordance with this Indenture, and in the other limited circumstances permitted by this Indenture, including if an affiliate of the Company acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository (in accordance with its customary procedures) and will bear the restrictive legend referred to in the Appendix, unless that legend is not required by applicable law.

(c) Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in this Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the Notes being transferred.

(d) Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company.

Section 2.08. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Except as otherwise provided in TIA §316(a), a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, by 11:00 a.m. New York time, on a redemption date or other maturity date money sufficient to pay all principal, premium, if any, interest and Additional Interest, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest and Additional Interest, if any, on them cease to accrue.

Section 2.09. Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of , definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

Section 2.10. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Company unless the Company directs the Trustee to deliver canceled Notes to the Company instead. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.11. Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.12. CUSIP Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any changes in the “CUSIP” numbers.

Section 2.13. Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms and conditions as the Initial Notes, other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue. Any issuance of Additional Notes will be subject to all of the covenants hereunder, including Section 4.09. The Notes issued on the Issue Date, any Additional Notes and all Exchange Notes or Private Exchange Notes issued in exchange therefor shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, consents, directions, declarations, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the Issue Date and the CUSIP number and any corresponding ISIN of such Additional Notes; and

(3) whether such Additional Notes shall be Transfer Restricted Securities.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least three (3) Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (i) the clause of Section 3.07 pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price, and (v) whether they request the Trustee to give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereby be void and of no effect.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee, in accordance with the applicable procedures of the Depository, shall select Notes for redemption as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis (or in the case of Notes in global form, the Trustee shall select notes for redemption based on the method of The Depository Trust Company (“DTC”) that most nearly approximates a pro rata selection). The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.

No Notes of $2,000 or less can be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption, unless the Company defaults in making the redemption payment.

Section 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge.

The notice shall identify the Notes to be redeemed, including the CUSIP number of the Notes, and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest and Additional Interest, if any, on Notes called for redemption cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee three (3) Business Days prior to the notice being sent to the Holders (or such shorter notice as may be acceptable to the Trustee), as provided in Section 3.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

Section 3.04. Effect of Notice of Redemption.

Except as provided in the next sentence, once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional, except that any redemption pursuant to Section 3.07(b) may, at the Company’s discretion, be subject to completion of the related Equity Offering. If mailed in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 3.05. Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money sufficient in same day funds to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest and Additional Interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed, If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest and Additional Interest, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the Holder and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

(a) Except as set forth in clauses (b) and (c) of this Section 3.07, the Notes shall not be redeemable at the Company’s option prior to July 15, 2017. On and after July 15, 2017, the Company may, on one or more occasions, redeem all or a part of the Notes, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

YEAR	PERCENTAGE
2017	104.875%
2018	103.250%
2019	101.625%
2020 and thereafter	100.000%

(b) At any time prior to July 15, 2017, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 106.5% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed on the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the aggregate principal amount of the Notes issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(c) Prior to July 15, 2017, the Company may, on one or more occasions, redeem all or part of the Notes at a redemption price equal to the sum of:

(1) the principal amount of such Notes to be redeemed, plus

(2) the Make Whole Premium at the redemption date,

plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest and Additional Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by the Company or a Subsidiary Guarantor in immediately available funds and designated for and sufficient to pay all principal, premium, if any, interest and Additional Interest, if any, then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the interest rate on the Notes to the extent lawful; and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Additional Interest, or with respect to the nature, extent, or calculation of the amount of Additional Interest owed, or with respect to the method employed in such calculation of the Additional Interest.

Section 4.02. Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency in the City of New York where the Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency in the City of New York, in order that the Notes shall at all times be payable in the City of New York. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03. In addition, the Company hereby designate the office of the Trustee in the City of New York, which is located at 150 East 42nd Street, New York, New York 10017 on the date hereof, as an additional place where Notes may be presented or surrendered for payment.

Section 4.03. Reports.

(a) For so long as any of the Notes are outstanding and the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Trustee, within 10 Business Days after the applicable date by which it would have been required to file the same with the Commission (as if the Company were a non-accelerated filer under the Exchange Act), all annual and quarterly financial statements, including any notes thereto (and with respect to annual reports, an auditors’ report by a firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to that which the Company would have been required to include in such annual and quarterly reports on Forms 10-K and 10-Q (or any successor form), as if the Company had been subject to the requirements of Sections 13 or 15(d) of the Exchange Act. If the Company becomes subject to the requirements of such Section 13 or 15(d), the Company shall instead, so long as any of the Notes are outstanding, file with the Commission, within the time periods that it is required to file the same with the Commission, taking into account any extension of time, deemed filing date or safe harbor contemplated or provided for by Rule 12b-25, Rule 13a-11(c) and Rule 15d-11(c) under the Exchange Act, the annual and quarterly reports on Forms 10-K and 10-Q (or any successor form), respectively, and the information, documents and other reports, including current reports that would be required to be filed (but not furnished) with the Commission on Form 8-K (or any successor form), that the Company would be required to file with the Commission pursuant to such Section 13 or 15(d). Subject to Section 4.03(b), the financial statements, reports and other information to be provided may be provided by the Company’s parent entity with respect to Company’s parent entity on a combined or consolidated basis, and no separate financial statements or reports regarding the Company shall be required if such parent entity has delivered a guarantee as provided in Section 4.13(b).

(b) If (i) the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries or (ii) the Company’s parent entity is providing the required financial statements, reports and other information and such Subsidiary or parent entity has material assets or operations other than the Company and its Restricted Subsidiaries, then the quarterly and annual financial information required by Section 4.03(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries or of the Company’s parent entity, as applicable.

(c) If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will maintain a website, which may, in the Company’s discretion, be non-public, to which holders of the notes are given access and to which the reports or information required by this Section 4.03 are posted. In addition, for so long as any Notes remain outstanding, the Company and the Subsidiary Guarantors, if any, will agree to furnish to the holders and Beneficial Owners of the Notes and to securities analysts and prospective investors in the Notes, upon the request of such parties, the information required to be delivered pursuant to Rule l44A(d)(4) under the Securities Act.

Any default pursuant to this Section 4.03 shall be automatically cured when the Company or any other direct or indirect parent of the Company provides or files all required information and reports in accordance with this Section 4.03.

Delivery of such reports, information and documents to the Trustee as required by this Section 4.03, is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, commencing with the fiscal year ending December 31, 2014, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments of interest on the Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, as soon as possible and in any event within 10 days of any of its Officers becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.06. Stay, Extension and Usury Laws.

The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment by the Company or any Restricted Subsidiary in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (except in exchange for Equity Interests (other than Disqualified Stock) of the Company and except for any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company or any Restricted Subsidiary of the Company, except (a) a payment of interest or principal within one year of the Stated Maturity thereof or (b) payments on Indebtedness owed to the Company or a Restricted Subsidiary of the Company; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default (other than a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company could, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (1), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14) and (15) of Section 4.07(b)) is less than the sum (the “Restricted Payments Basket”), without duplication, of:

(A) 50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing prior to the Issue Date and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock) of the Company (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company); plus

(C) 100% of the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness or Indebtedness held by a Subsidiary of the Company) of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any such Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the fair market value of any property (as determined in good faith by an officer of the Company), distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Restricted Subsidiary of the Company); plus

(D) an amount equal to the sum of (i) the net reduction in Restricted Investments made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person and proceeds (including the fair market value of marketable securities or other property) realized on the sale or other disposition of any Restricted Investments and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary since the Issue Date, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary since the Issue Date, such excess shall not be included in this clause (D) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (A) through (C).

(b) Section 4.07(a) will not prohibit:

(1) the payment of a dividend or distribution to Chesapeake Energy Corporation, or a Subsidiary thereof, in an amount not to exceed the net proceeds from the issuance and sale of the Notes on the Issue Date;

(2) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or giving of redemption notice, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Indenture;

(3) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, the substantially concurrent contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or sale (other than to a Restricted Subsidiary of the Company) of the Equity Interests of the Company (other than Disqualified Stock), with any such payment being deemed “substantially concurrent” if made not more than 120 days after such contribution to equity capital or sale of Equity Interests of the Company; provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of the Restricted Payments Basket;

(4) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Company or any Subsidiary Guarantor, with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(5) the declaration or payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Company or any Restricted Subsidiary of the Company than to the other holders of its Equity Interests;

(6) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other management incentive plan, director or employee compensation agreement or employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $20.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the issuance and sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) to officers, directors or employees of the Company and its Restricted Subsidiaries or any direct or indirect parent of the Company that occurs after the Issue Date (provided that the amount of any such net cash proceeds utilized for any such Restricted Payment will be excluded from the calculation of the Restricted Payments Basket); plus

(B) the net cash proceeds of any “key man” life insurance policies received by the Company or any direct or indirect parent of the Company (to the extent contributed to the Company) or the Restricted Subsidiaries after the Issue Date that have not been applied to the payment of Restricted Payments pursuant to this clause (6);

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former officer, director or employee of the Company, any Restricted Subsidiary or the direct or indirect parents of the Company in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision hereof;

(7) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Equity Interests;

(8) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, or an Asset Sale, at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness, after the Company shall have complied with the provisions set forth in Section 4.10 or Section 4.15 hereof, as the case may be, and repurchased all Notes validly tendered for payment in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;

(9) the purchase by the Company of fractional shares arising out of stock dividends, splits, combinations or business combinations or conversion of securities exercisable or convertible into Equity Interests of the Company;

(10) the acquisition in open-market purchases of the Company’s Equity Interests for matching contributions to the Company’s employee retirement, stock purchase and deferred compensation plans in the ordinary course of business;

(11) the declaration and payment of dividends on Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued in accordance with the terms hereof to the extent such dividends are included in the calculation of Fixed Charges;

(12) dividends, payments and other distributions pursuant to a tax sharing agreement or other similar arrangement to any equity owner of the Company or to any Person with whom the Company and its Restricted Subsidiaries file a consolidated, combined or similar tax return or with which the Company and its Restricted Subsidiaries are part of a consolidated, combined or similar group for tax purposes, provided that such dividends, payments and distributions do not exceed the amount of taxes the Company and its Restricted Subsidiaries collectively would have to pay on a stand-alone basis as a separate corporate taxable entity;

(13) payments to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with Section 5.01;

(14) any Restricted Payments attributable to or arising in connection with the Transactions and related transactions thereto pursuant to agreements or arrangements in effect on the Issue Date (including the Separation Documents) on substantially the terms described in the Offering Memorandum as of the date thereof or any amendment, modification or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced, are not materially more disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole, than the terms of such agreement or arrangement described in the Offering Memorandum;

(15) other Restricted Payments in an aggregate amount since the Issue Date not to exceed the greater of (A) $150.0 million and (B) 7.5% of the Company’s Consolidated Tangible Assets determined at the time of making any such Restricted Payment; and

(16) Restricted Payments in an aggregate amount not to exceed $150.0 million; provided, however, that no Restricted Payment may be made pursuant to this clause (16) until the 2019 Notes have been fully repaid or refinanced, provided that with respect to clauses (8), (10), (11), (15) and (16) of this Section 4.07(b), no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or be caused by such transaction.

(c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) of Section 4.07(b), or is permitted to be made pursuant to Section 4.07(a), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07.

Section 4.08. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries; provided, that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to the payment of dividends or liquidating distributions on Capital Stock shall not be deemed a restriction on the ability to pay dividends or make distributions on Capital Stock for purposes of this Section 4.08;

(2) make loans or advances to, or pay any Indebtedness or other Obligations owed to, the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any such Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date (including, without limitation, the Senior Credit Facilities and the indenture governing the 2019 Notes), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the Issue Date;

(2) this Indenture, the Notes, the exchange notes issued pursuant to the Registration Rights Agreement and the Subsidiary Guarantees with respect to the Notes and the exchange notes;

(3) applicable law or any applicable rule, regulation, license, permit or order of any court or governmental authority;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred;

(5) Capital Lease Obligations, sale and leaseback transactions, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of Section 4.08(a);

(6) restrictions imposed under any agreement to sell Equity Interests or assets to any Person that imposes restrictions on that property of the nature described in clause (3) of Section 4.08(a) pending the closing of such sale;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) customary provisions in joint venture agreements, partnership agreements, limited liability company organizational documents, shareholder agreements and other similar agreements entered into in the ordinary course of business or that have been approved by the Board that restrict the disposition or distribution of ownership interests in or assets of such joint venture, partnership, limited liability company, corporation or similar Person;

(11) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under this Indenture from time to time;

(14) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Company determines in good faith that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

(15) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(16) restrictions in respect of the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset entered into in the ordinary course of business;

(17) restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, the property or assets of the Company or any Restricted Subsidiary subject to such transaction not otherwise prohibited by this Indenture; and

(18) any other agreement governing Indebtedness of the Company or any of its Restricted Subsidiaries that is permitted to be incurred under Section 4.09, including but not limited to any Credit Facility; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in (x) the Revolving Credit Facility, with respect to credit agreements or (y) this Indenture as in effect on the Issue Date, with respect to indentures or term loan B facilities.

Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur;” with “incurrence” having a correlative meaning) any Indebtedness (including Acquired Debt), other than Permitted Indebtedness, the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock, and the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to issue any Preferred Stock, in each case, unless the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such reference period.

(b) The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”) or the issuance of any Preferred Stock described in clause (12) below:

(1) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount (or accreted value, as applicable) at any one time outstanding under this clause (1) not to exceed the greater of (a) $850.0 million, (b) the sum of $450.0 million plus 25% of the Company’s Consolidated Tangible Assets at the time of incurrence or (c) an amount equal to 2.0 times the Company’s Consolidated Cash Flow for the most recently ended four full fiscal quarters of the Company for which internal financial statements are available;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company of Indebtedness represented by the Initial Notes and the Exchange Notes, and by the Subsidiary Guarantors of Indebtedness represented by the related Subsidiary Guarantees;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary or Attributable Debt in respect of sale-leaseback transactions, provided that, immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund such Indebtedness shall not exceed at any time outstanding, the greater of (a) $75.0 million or (b) 5.0% of the Company’s Consolidated Tangible Assets at the time of incurrence;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (2), (3), (4), (9) or (14) of this paragraph (b) or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business for bona fide hedging purposes and not for speculative purposes;

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company or any business or assets of its Restricted Subsidiaries, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries for the purposes of financing such acquisition; provided, however, that:

(A) such Indebtedness is not reflected on the balance sheet of the Company or any of its. Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)); and

(B) the maximum aggregate liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(10) the guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any of the Company’s Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes and the Subsidiary Guarantees, as the case may be;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(12) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (12);

(13) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of Treasury Management Arrangements; and

(14) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) that, when taken together with all other Indebtedness of the Company outstanding on the date of such incurrence (other than Indebtedness permitted by clauses (1) through (13) of this Section 4.09(b) or Section 4.09(a)), does not exceed the greater of (a) $100.0 million or (b) 7.5% of the Company’s Consolidated Tangible Assets determined at the time of incurrence.

(c) For purposes of determining compliance with this Section 4.09, if an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 4.09. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under clause (1) of Section 4.09(b).

(d) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock, as the case may be, for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this Section 4.09 will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of the Company or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 4.09.

Section 4.10. Limitation on Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or a Restricted Subsidiary of the Company, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received by the Company or such Restricted Subsidiary in the Asset Sale is in the form of cash or Cash Equivalents or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities of the Company or any Restricted Subsidiary of the Company, as shown on the Company’s most recent consolidated balance sheet (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee and liabilities owed to the Company or any Subsidiary of the Company), that are expressly assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any non-cash consideration received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C) the fair market value of (i) any assets (other than securities) used or useful in a Permitted Business, (ii) Equity Interests acquired from a Person other than the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Permitted Business and that shall become a Restricted Subsidiary of the Company immediately upon the acquisition of such Equity Interests or (iii) a combination of (i) and (ii); and

(D) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (D) that has not, prior to such time, been converted into cash or Cash Equivalents, not to exceed the greater of (i) $25.0 million or (ii) 2.0% of the Company’s Consolidated Tangible Assets at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any casualty, actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this Section 4.10(a).

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary of the Company, as the case may be, may apply such Net Proceeds, at its option:

(1) to prepay, repay, purchase, repurchase or redeem any Senior Indebtedness of the Company or any Restricted Subsidiary of the Company (other than Indebtedness owed to the Company or an Affiliate of the Company);

(2) to acquire a controlling interest in another business or all or substantially all of the assets or operating line of another business, in each case, engaged in a Permitted Business;

(3) to make capital expenditures in a Permitted Business; or

(4) to acquire other non-current assets (other than securities) to be used in a Permitted Business;

provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with this paragraph (b) if, within 365 days of such Asset Sale, the Company or such Restricted Subsidiary shall have commenced and not completed or abandoned an expenditure or Investment, or entered into a binding agreement with respect to an expenditure or Investment, in compliance with this paragraph (b), and that expenditure or Investment is substantially completed within a date one year and six months after the date of such Asset Sale. Pending the final application of any such Net Proceeds, the Company may expend or invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Asset Sale Proceeds.”

(c) When the aggregate amount of Excess Asset Sale Proceeds exceeds $50.0 million, the Company shall, within 60 days after the designation of such proceeds as Excess Asset Sale Proceeds, make an offer (an “Asset Sale Offer”) to the Holders of Notes and, to the extent required, the holders of any other Senior Indebtedness that is subject to requirements with respect to the application of net proceeds from asset sales that are substantially similar to those contained in this Section 4.10, to purchase on a pro rata basis the maximum principal amount of the Notes and such other Senior Indebtedness that may be purchased or prepaid, as applicable, out of the Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Senior Indebtedness to be purchased or prepaid (or accreted amount in the case of any Senior Indebtedness issued with original issue discount) plus accrued and unpaid interest thereon to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase.

(d) To the extent that the aggregate principal amount of Notes and other Senior Indebtedness tendered (and electing to be redeemed or repaid, as applicable) pursuant to an Asset Sale Offer is less than the Excess Asset Sale Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Asset Sale Proceeds for general corporate purposes and any other purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of the Notes and such other Senior Indebtedness surrendered by holders thereof exceeds the amount of the Excess Asset Sale Proceeds, the Company shall select the Notes and such other Senior Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Senior Indebtedness tendered in the offering. Upon completion of each Asset Sale Offer, the amount of Excess Asset Sale Proceeds shall be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Section 4.11. Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any such Restricted Subsidiary or is otherwise fair to the Company and its Restricted Subsidiaries from a financial point of view; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with the preceding clause (1) of this Section 4.11(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, a Board Resolution of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with the preceding clause (1) of this Section 4.11(a) and has been approved by the Board.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement, plan agreement or similar compensation arrangement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or that has been approved by a majority of disinterested members of the Board and any payments or awards pursuant thereto;

(2) transactions between or among (A) the Company and one or more of its Restricted Subsidiaries and (B) any Restricted Subsidiaries of the Company;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(4) transactions pursuant to any administrative services agreement, any real property lease agreements and other arrangements with respect to accounting, treasury, information technology, insurance and other corporate services, general overhead and other administrative matters and expense reimbursements and any other agreements or arrangements in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially less favorable to the Company and its Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, including pursuant to any master services agreement and any services agreement, in each case in the ordinary course of business and otherwise in accordance with the terms of this Indenture, on terms that are not materially less favorable to the Company and its Restricted Subsidiaries than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or its Restricted Subsidiaries with a Person who is not an Affiliate of the Company or any Restricted Subsidiary of the Company;

(6) loans or advances to officers, directors, managers and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes, in each case, in the ordinary course of business;

(7) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers, directors or managers, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

(8) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any of its Restricted Subsidiaries in their capacity as such, to the extent such fees and compensation are reasonable and customary;

(9) issuances and sales of Equity Interests of the Company (other than Disqualified Stock) to Affiliates of the Company or any of its Restricted Subsidiaries;

(10) any Permitted Investments or Restricted Payments that are permitted by Section 4.07;

(11) transactions pursuant to agreements or arrangements (including the Separation Documents) in effect on the Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced is not materially more disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole, than the agreement or arrangement in existence on the Issue Date; and

(12) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction meets the requirements of clause (1) of Section 4.11(a).

Section 4.12. Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) securing Indebtedness upon any of its property or assets, now owned or hereafter acquired, unless:

(1) in the case of Liens securing Subordinated Indebtedness of the Company or a Restricted Subsidiary of the Company, the Notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on a senior basis to the Subordinated Indebtedness so secured with the same priority that the Notes or Subsidiary Guarantees, as applicable, have to such Subordinated Indebtedness until such time as such Subordinated Indebtedness is no longer so secured by a Lien; and

(2) in the case of Liens securing Senior Indebtedness of the Company or a Restricted Subsidiary of the Company, the Notes or Subsidiary Guarantees, as applicable, are contemporaneously secured by a Lien on such property or assets on an equal and ratable basis with the Senior Indebtedness so secured until such time as such Senior Indebtedness is no longer so secured by a Lien.

Section 4.13. Additional Guarantees.

(a) Upon the full repayment or refinancing of the 2019 Notes after the Issue Date (i) each Domestic Subsidiary of the Company that has outstanding Indebtedness or has outstanding guarantees of Indebtedness in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million at the time of such full repayment or refinancing of the 2019 Notes will become a Subsidiary Guarantor by executing a supplemental indenture (in substantially the form of Annex A attached hereto, the “Supplemental Indenture”) and delivering it to the Trustee within 45 days of such repayment or refinancing of the 2019 Notes and (ii) each Domestic Subsidiary of the Company that incurs any Indebtedness or guarantees any Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount of such Indebtedness or such guarantee exceeding $15.0 million, will become a Subsidiary Guarantor by executing a Supplemental Indenture and delivering it to the Trustee within 45 days of the end of the fiscal quarter during which it guaranteed or incurred such other Indebtedness. Prior to the full repayment or refinancing of the 2019 Notes, each Domestic Subsidiary of the Company (other than SSO or a Subsidiary of SSO) that has outstanding Indebtedness or has guaranteed any Indebtedness of the Company or any Subsidiary Guarantor and the aggregate principal amount of Indebtedness incurred or guaranteed by such Restricted Subsidiary exceeds $15.0 million, then that Subsidiary must become a Subsidiary Guarantor by executing a Supplemental Indenture and delivering it to the Trustee within 45 days of the end of the fiscal quarter during which it guaranteed or incurred such other Indebtedness. The foregoing requirement does not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Any Subsidiary Guarantee of a Restricted Subsidiary of the Company that was incurred pursuant to this Section 4.13 shall be subject to the release and other provisions under Article 8 and Article 10 hereof.

(b) The parent entity of the Company may elect to guarantee the Notes; provided, however, that such entity shall not become subject to the covenants contained in this Indenture by virtue of having delivered such guarantee.

Section 4.14. Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.01), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and the existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.15. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount of

Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase. Within 30 days following any Change of Control, the Company will mail to each Holder a notice describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by Section 3.03 and described in such notice.

(b) Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Payment Date:

(1) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent will promptly mail or wire transfer to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, by such Holder; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date, unless the Company defaults in making the Change of Control Payment.

(d) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(e) The provisions described in this Section that require the Company to make a Change of Control Offer following a Change of Control will be applicable, regardless of whether any other provisions of this Indenture are applicable, except as described in the Section 4.15(f).

(f) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a

Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or if notice of redemption has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.

(g) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(h) In the event that not less than 90% of the aggregate principal amount of the then outstanding Notes are properly tendered and not withdrawn under a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in this Section 4.15, purchases all of such Notes, the Company will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding to the date of redemption of such Notes.

(i) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

Section 4.16. Covenant Suspension and Termination.

(a) If on any date following the Issue Date, (i) the Notes have an Investment Grade Rating by either S&P or Moody’s and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then the Company and its Restricted Subsidiaries will no longer be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.18 and clause (4) of Section 5.01(a) of this Indenture (collectively, the “Suspended Covenants”) during the Suspension Period (as defined below).The Company and its Restricted Subsidiaries will remain subject to all of the other provisions of this Indenture.

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) S&P or Moody’s, as applicable, (1) withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating and/or (2) the Company or any of its Affiliates enters into an agreement to effect a transaction and S&P or Moody’s indicates that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause it to withdraw its Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events, including, without limitation, a proposed transaction described in the immediately preceding clause (2).

(c) The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to herein as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Asset Sale Proceeds shall be reset at zero. In the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, and during, the Suspension Period. The Company may not designate any of its Restricted Subsidiaries as an Unrestricted Subsidiary during a Suspension Period unless such designation could otherwise be made if the Suspended Covenants were not suspended at such time and the Company and its Restricted Subsidiaries were subject thereto and a Default is not occurring or would occur as a result of such designation. All Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of Section 4.09(b).

(d) If on any date following the Issue Date, (i) the Notes have an Investment Grade Rating by both S&P and Moody’s and (ii) no Default has occurred and is continuing under this Indenture, then the obligation of the Company and its Restricted Subsidiaries to comply with the Suspended Covenants will be permanently terminated.

(e) The Company shall promptly notify the Trustee in an Officers’ Certificate of the existence, and of the termination, of any Covenant Suspension Event or Reversion Date; provided, however, that the Trustee shall have no obligation to discover or verify the existence or termination of any Covenant Suspension Event or Reversion Date.

Section 4.17. Designation of Restricted and Unrestricted Subsidiaries.

The Board of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07(a) or represent Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary; provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less.

The Board of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if (1) all Indebtedness, Liens and Investments of such Subsidiary outstanding or in existence immediately following such designation would, if incurred or made at such time by a Restricted Subsidiary of the Company, have been permitted to be incurred or made for all purposes of this Indenture and (2) no Default or Event of Default would be in existence following such designation.

Section 4.18. Addition of a Corporate Co-Issuer.

In the event that the Conversion has not been completed within 30 days of the Issue Date, the Company will thereafter be required to cause one of its Restricted Subsidiaries that is a corporation to become a co-issuer of the Notes hereunder and to expressly assume as co-obligor all of the obligations of the Company hereunder and under the Notes pursuant to a supplemental indenture thereto that will be executed and delivered to the Trustee no later than the 45th day after the Issue Date. Such Restricted Subsidiary will continue to be a co-issuer of the Notes under this Indenture for so long as the Company is not a corporation.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of Assets.

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (regardless of whether the Company is the surviving Person); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries (taken as a whole), in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving Person or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Successor”) is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that if the surviving Person or Successor, as applicable, is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of the Company under this Indenture and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee (for the avoidance of doubt, nothing contained herein shall require a Restricted Subsidiary that is a corporation to act as a co-obligor of the obligations of the Company under this Indenture and the Notes prior to the Conversion, subject, however, to the provisions of Section 4.18);

(2) the Successor assumes all the obligations of the Company under the Notes and this Indenture (and the Registration Rights Agreement, if any obligations thereunder remain unsatisfied) pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction or transactions, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction or transactions, and the assumption of the obligations as set forth in clause (2) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) the Company or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Fixed Charge Coverage Ratio of the Company or the Successor, as the case may be, would be greater than or equal to the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction or transactions under this Section 5.01, will have confirmed to the Trustee in writing that its Subsidiary Guarantee will apply to the obligations of the Company or the Successor, as the case may be, in accordance with the Notes, this Indenture and the Registration Rights Agreement; and

(6) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture;

provided, however, that clause (4) above will not apply (i) if, in the good faith determination of the Board of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company, the organizational form of the Company or both (provided that at all times after the 31st day after the Issue Date, there shall be at least one co-issuer of the Notes that is a corporation to the extent that the Company is not then a corporation), and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; or (ii) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Section 5.02. Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets or reorganization of the Company in accordance with Section 5.01 hereof, the successor formed by such consolidation or reorganization or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and may exercise every right and power of the Company under this Indenture with the same effect as if such successor had been named as the Company herein and shall be substituted for the Company (so that from and after the date of such consolidation, merger, sale, reorganization, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor and (except in the case of a lease of all or substantially all of the properties or assets of the Company) not to the Company); and thereafter, except in the case of a lease of all or substantially all of the properties or assets of the Company, the Company shall be discharged and released from all obligations and covenants under this Indenture and the Notes. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of the Company.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law) with respect to the Notes:

(a) the Company defaults in the payment when due of interest or Additional Interest, if any, on the Notes, and such default continues for a period of 30 days;

(b) the Company defaults in the payment of the principal of, or premium, if any, on, the Notes when due, whether at Stated Maturity, upon redemption, repurchase, acceleration or otherwise;

(c) the Company or any of its Restricted Subsidiaries fails to comply with any of their respective agreements or covenants under Section 5.01, or the Company fails to comply with its obligation to make a Change of Control Offer as provided in Section 4.15 and any such failure continues for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding;

(d) (i) except with respect to Section 4.03, the Company fails for 60 days after notice by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure to comply with any other covenant or agreement in this Indenture and (ii) the Company fails for 180 days after notice of the failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding to comply with Section 4.03 (a “Reporting Default”);

(e) a default occurs under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $75.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(f) the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, fails to pay final judgments (entered by a court or courts of competent jurisdiction) aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(g) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(h) the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents in writing to the entry of an order for relief against it in an involuntary case,

(3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing it generally is not paying its debts as they become due; or

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company in an involuntary case;

(2) appoints a Custodian of the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company or for all or substantially all of the property of the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary of the Company; or

(3) orders the liquidation of the Company, any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company; and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration.

If any Event of Default occurs and is continuing, the Trustee, by notice to the Company or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest, Additional Interest, if any, and premium, if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (h) or (i) of Section 6.01 hereof occurs with respect to the Company, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest, Additional Interest, if any, and premium, if any, thereon. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest, premium or Additional Interest, if any, that have become due solely because of the acceleration) have been cured or waived.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, and premium, if any, interest and Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or premium, if any, interest or Additional Interest, if any, on the Notes (including in connection with an offer to purchase) and except as provided in Section 9.02.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to the limitations set forth in this Article 6, Holders of a majority in principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. The Trustee may withhold notice of any continuing Default or Event of Default from holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on the Notes. Subject to Section 7.01, prior to taking any action hereunder, the Trustee shall be entitled to indemnification from the Holders satisfactory to it against all loss, liability and expense caused by taking or not taking such actions.

Section 6.06. Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains preference or priority over such other Holders).

Section 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, and premium, if any, interest and Additional Interest, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Subsidiary Guarantors for the whole amount of principal of, premium, if any, interest and Additional Interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Additional Interest, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

(a) to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Trustee’s costs and expenses of collection;

(b) to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest and Additional Interest, if any, respectively; and

(c) to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions specifically required by any provision herein to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) Subject to Section 7.01(a), no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person, The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both, The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon,

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holder shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the Company’s covenants in Article 4 hereof. In addition, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default except any Default or Event of Default of which a Responsible Officer (1) obtained actual knowledge or (2) shall have received written notification at the Corporate Trust Office of the Trustee and such notice refers to the Notes and this Indenture.

(h) The permissive right of the Trustee to act hereunder shall not be construed as a duty.

(i) The Trustee shall not be required to give any bond or surety or to expend or risk its own funds in respect of the performance of its powers and duties hereunder.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed by the Trustee to act hereunder.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; nuclear or natural catastrophe; earthquakes; fire; flood; acts of war or terrorism; strikes; work stoppages; wars and other military disturbances; sabotage; epidemics; riots; interruptions; accidents; labor disputes; acts of civil or military authority and governmental action; interruptions, loss or malfunction of utilities, communications or computer (software or hardware) services affecting the banking industry generally; it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(n) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs unless such default is cured or waived. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, interest or Additional Interest, if any, on any Note, the Trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders of the Notes.

Section 7.06. Reports by Trustee to Holders of the Notes.

If required by TIA § 313(a), within 60 days after each November 15 beginning with November 15, 2014, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed or delisted on any stock exchange.

Section 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation as the Company and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Subsidiary Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, claims, damages, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Subsidiary Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Subsidiary Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense shall be determined to have been caused by its own gross negligence or willful misconduct. The Trustee shall notify the Company and the Subsidiary Guarantors promptly of any claim for which it has received written notice and for which it may seek indemnity. Failure by the Trustee to so notify the Company and the Subsidiary Guarantors shall not relieve the Company or the Subsidiary Guarantors of their obligations hereunder. The Company and the Subsidiary Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate litigation counsel and the Company and the Subsidiary Guarantors shall pay the reasonable fees and expenses of such counsel; provided that the Company and the Subsidiary Guarantors will not be required to pay such fees and expenses if they assume the Trustee’s defense with litigation counsel acceptable to and approved by the Trustee if in the judgment of the Trustee (i) there is no conflict of interest between the Company and the Trustee in connection with such defense, (ii) there are no legal defenses available to the Trustee that are different from or are in addition to those available to the Company, or (iii) all parties commonly represented do agree as to the action (or inaction) of counsel. The Company and the Subsidiary Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld. Neither the Company nor the Subsidiary Guarantors need reimburse the Trustee for any expense or indemnity against any liability or loss of the Trustee to the extent such expense, liability or loss is determined to have been caused by the gross negligence or willful misconduct of the Trustee.

The obligations of the Company and the Subsidiary Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s and the Subsidiary Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to each Agent, and the Company’s obligations under this Section 7.07 to compensate and indemnify the Trustee shall extend likewise to each Agent.

Section 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing upon 30 days’ notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor trustee with the consent of the Company. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s and the Subsidiary Guarantors’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders of the Notes.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11. Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at any time, at the option of its Board evidenced by a resolution set forth in an Officers’ Certificate, exercise its rights under either Section 8.02 or 8.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes, and each Subsidiary Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Subsidiary Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section and in Section 8.05, payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.09 and 4.02 hereof and the Appendix, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith and (d) the Legal Defeasance provisions of this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

If the Company exercises its Legal Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, and any security for the Notes (other than the trust) will be released.

Section 8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.06 and 4.14) hereof on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Restricted Subsidiary may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c) through 6.01(g) hereof shall not constitute Events of Default.

If the Company exercises its Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

Section 8.04. Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion (except in the case of cash) of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, and premium, if any, interest and Additional Interest, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(b) in the case of an election under Section 8.02 hereof, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03 hereof, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been .the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowings);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g) the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.08 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest and Additional Interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.08 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.08 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 8.06. Repayment to the Company.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or premium, if any, interest or Additional Interest, if any, on any Note and remaining unclaimed for two years after such principal, premium, if any, interest or Additional Interest, if any, has become due and payable shall be paid to the Company or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non- callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02, 8.03 or 8.08 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.05 hereof; provided, however, that, if the Company makes any payment of principal of or premium, if any, interest, Additional Interest, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.08. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (1)(b) of this Section 8.08, and as more fully set forth in such clause (1)(b) and in Section 8.05, payments in respect of the principal of, and premium and interest, if any, on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.09 and 4.02 hereof and the Appendix and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion (except in the case of cash) of a nationally recognized firm of independent public accountants selected by the Company, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest and Additional Interest, if any, to the date of fixed maturity or redemption;

(2) in respect of clause 1(b) above, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grants of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case, the granting of Liens to secure such borrowings);

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at fixed maturity or on the redemption date, as the case may be; and

(5) the Company shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Subsidiary Guarantors, if any, and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of Notes:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to the Holders of Notes pursuant to Article 5 or Section 10.03 hereof, including the addition of any required co-issuer of the Notes;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder, provided that any change to conform this Indenture to any provision of the “Description of Notes” in the Offering Memorandum shall not be deemed to adversely affect such legal rights;

(e) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.12;

(f) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(g) to add any additional Subsidiary Guarantor or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee or to add the guarantee of the Company’s parent entity or to evidence the release of such entity’s guarantee, in each case in accordance with Article 10 and Section 4.13 hereof, as applicable;

(h) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(i) to provide for the reorganization of the Company as any other form of entity in accordance with clause (i) of the proviso under Section 5.01(a) hereof;

(j) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee; or

(k) to conform the text of this Indenture or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a substantially verbatim recitation of a provision of this Indenture or the Notes.

Upon the request of the Company authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes.

Except as provided above in Section 9.01 and below in this Section 9.02, this Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non- consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or repurchase of the Notes (other than notice provisions and other than provisions relating to Sections 4.10 or 4.15 hereof prior to the time the Company’s obligation to offer to repurchase the Notes arises);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in currency other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of or premium, if any, interest or Additional Interest, if any, on the Notes (except as permitted in clause (g) below);

(g) waive a redemption or repurchase payment with respect to any Note;

(h) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change in the preceding amendment, supplement and waiver provisions.

Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of such amended or supplemental indenture, unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.

An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 9.04.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing such amendment or supplement, the Trustee shall receive and, subject to Section 7.01, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating, in addition to the matters required by Section 11.05, that such amendment or supplement is authorized or permitted by this Indenture, and all conditions precedent required hereunder to such amendment or supplement have been satisfied.

ARTICLE 10

GUARANTEES OF NOTES

Section 10.01. Subsidiary Guarantees.

Subject to this Article 10, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Company hereunder and thereunder, that: (a) the principal of and premium, if any, interest and Additional Interest, if any, on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of and premium (to the extent permitted by law), if any, interest and Additional Interest, if any, on the Notes, and all other payment Obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Subsidiary Guarantors hereunder in the same mariner and to the same extent as the Obligations of the Company.

The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors, or any Custodian, Trustee or other similar official acting in relation to any of the Company or the Subsidiary Guarantors, any amount paid by the Company or any Subsidiary Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Subsidiary Guarantor agrees that it shall not be entitled to, and hereby waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby.

Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of its Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 10.02. Limitation on Subsidiary Guarantor Liability.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 10.03. Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

(a) A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless (1) either (A) (i) such Subsidiary Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor), pursuant to a supplemental indenture substantially in the form of Annex A hereto, unconditionally assumes all the obligations of such Subsidiary Guarantor under the Notes, this Indenture and its Subsidiary Guarantee, or (B) such sale or other disposition does not violate the provisions of Section 4.10, and (2) immediately after giving effect to such transaction, no Default or Event of Default exists.

(b) Upon any consolidation or merger of a Subsidiary Guarantor in circumstances in which such Subsidiary Guarantor’s Subsidiary Guarantee is not being released, or any transfer of all or substantially all of the assets of a Subsidiary Guarantor in accordance with Section 10.03(a) in circumstances in which such Subsidiary Guarantor’s Subsidiary Guarantee is not being released, in which the Subsidiary Guarantor is not the continuing obligor under its Subsidiary Guarantee, as applicable, the surviving entity formed by such consolidation or into which such Subsidiary Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under this Indenture and the Subsidiary Guarantees with the same effect as if such surviving entity had been named therein as such Subsidiary Guarantor and, except in the case of a lease, such Subsidiary Guarantor will be released from the obligation to pay the principal of and interest on the Notes in respect of its Subsidiary Guarantee, and all of such Subsidiary Guarantor’s other obligations and covenants under this Indenture and its Subsidiary Guarantee, if applicable.

Section 10.04. Releases of Subsidiary Guarantees.

The Subsidiary Guarantee of a Subsidiary Guarantor automatically shall be released: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10; (2) in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor to a Person that is not

(either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10 and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition; (3) if the Company designates that Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.17 of this Indenture; (4) upon Legal Defeasance, Covenant Defeasance or Satisfaction and Discharge in accordance with Article 8; (5) in the case of any Subsidiary Guarantor, at such time as such Subsidiary Guarantor ceases to be directly liable for, or guarantee any other Indebtedness of the Company or any Restricted Subsidiary, in an aggregate amount in excess of $15.0 million; or (6) in the case of any Subsidiary Guarantor consolidating with, merging into or transferring all of its assets to the Company or another Subsidiary Guarantor, and as a result of, or in connection with, such transaction such Subsidiary Guarantor dissolving or otherwise ceasing to exist.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (1) through (6) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee. Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and premium, if any, interest and Additional Interest, if any, on the Notes and for the other obligations of such Subsidiary Guarantor under this Indenture as provided in this Article 10.

Section 10.05. Execution and Delivery of Guaranty.

The execution by each Subsidiary Guarantor of this Indenture (or a Supplemental Indenture) evidences the Subsidiary Guaranty of such Subsidiary Guarantor, whether or not the person signing as an officer of the Subsidiary Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Subsidiary Guaranty set forth in this Indenture on behalf of each Subsidiary Guarantor.

Section 10.06. “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), such TIA-imposed duties shall control.

Section 11.02. Notices.

Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing (in the English language) and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any of the Subsidiary Guarantors:

Chesapeake Oilfield Operating, L.L.C.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Chief Financial Officer

Facsimile: (405) 849-9225

If to the Trustee:

Wells Fargo Bank, National Association

750 N. Saint Paul Place

Suite 1750

Dallas, Texas 75201

Attention: Patrick Giordano

Facsimile: (214) 756-7401

The Company, any of the Subsidiary Guarantors or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery in each case to the address shown above.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or, with respect to Global Notes, in accordance with the rules and procedures of the Depository. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 11.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 11.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 11.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 11.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.07. No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager, partner or other owner of Capital Stock of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, this Indenture or the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 11.08. Governing Law.

THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 11.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10. Successors.

All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.12. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.13. Counterparts.

This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 11.14. Waiver of Jury Trial.

EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 11.15. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[Signatures on following page]

SIGNATURES

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:	/s/ Cary D. Baetz
Name:	Cary D. Baetz
Title:	Chief Financial Officer

Signature Page to Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

Signature Page to Indenture

RULE 144A/REGULATION S APPENDIX

PROVISIONS RELATING TO INITIAL NOTES,

PRIVATE EXCHANGE NOTES

AND EXCHANGE NOTES

1.	Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Exchange Notes” means (1) the 6.50% Senior Notes due 2022 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement in exchange for Initial Notes that were issued on the Issue Date and (2) the 6.50% Senior Notes due 2022 issued pursuant to the Indenture in connection with a Registered Exchange Offer pursuant to a Registration Rights Agreement in exchange for Additional Notes that are Initial Notes.

“Initial Notes” means (1) $500.0 million aggregate principal amount of 6.50% Senior Notes due 2022 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Initial Purchasers” means (1) with respect to the Initial Notes issued on the Issue Date, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc., and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means the Initial Notes, the Additional Notes, the Exchange Notes and the Private Exchange Notes, treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Private Exchange” means the offer by the Company, pursuant to a Registration Rights Agreement, to the Initial Purchasers to issue and deliver to each Initial Purchaser, in exchange for the Initial Notes held by the Initial Purchaser as part of its initial distribution, a like aggregate principal amount of Private Exchange Notes.

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“Private Exchange Notes” means any 6.50% Senior Notes due 2022 issued in connection with a Private Exchange.

“Purchase Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Purchase Agreement dated June 12, 2014 among the Company and the Initial Purchasers, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company and the Persons purchasing such Additional Notes.

“Registered Exchange Offer” means the offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for the Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.

“Registration Rights Agreement” means (1) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated June 26, 2014 among the Company and the Initial Purchasers and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Company and the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Shelf Registration Statement” means the registration statement issued by the Company in connection with the offer and sale of Initial Notes or Private Exchange Notes pursuant to a Registration Rights Agreement.

“Transfer Restricted Securities” means Notes that bear or are required to bear the legend set forth in Section 2.3(b) hereof.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Distribution Compliance Period”	2.1(b)
“Global Note”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Notes”	2.1(a)
“Restricted Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Notes”	2.1(a)

2.	The Notes.

2.1 (a) Form and Dating. Initial Notes offered and sold to QIBs in reliance on Rule 144A (“Rule 144A Notes”) under the Securities Act (“Rule 144A”) or in reliance on Regulation S (“Regulation S Notes”) under the Securities Act (“Regulation S”), in each case as provided in a Purchase Agreement, and Private Exchange Notes, shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form without interest coupons with the global Notes legend and restricted Notes legend set forth in Exhibit 1 hereto

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(each, a “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Trustee, as custodian for the Depository (or with such other custodian as the Depository may direct), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Beneficial interests in a Restricted Global Note representing Initial Notes sold in reliance on either Rule 144A or Regulation S may be held through Euroclear or Clearstream, as indirect participants in the Depository. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided. Exchange Notes shall be issued in global form (with the global Notes legend set forth in Exhibit 1 hereto) or in certificated form as provided in Section 2.4 of this Appendix. Exchange Notes issued in global form and Restricted Global Notes are sometimes referred to in this Appendix as “Global Notes”.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository. If such Global Notes are Restricted Global Notes, then separate Global Notes shall be issued to represent Rule 144A Notes and Regulation S Notes so long as required by law or the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Until the 40th day after the later of the commencement of the offering of any Initial Notes and the original Issue Date of such Initial Notes (such period, the “Distribution Compliance Period”), a beneficial interest in a Restricted Global Note representing Regulation S Notes may be transferred to a Person who takes delivery in the form of an interest in a Restricted Global Note representing Rule 144A Notes only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made to a Person who the transferor reasonably believes is purchasing for its own account or accounts as to which it exercises sole investment discretion and that such Person is a QIB, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction. After the expiration of the Distribution Compliance Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Notes.

App - 3

Beneficial interests in a Restricted Global Note representing Rule 144A Notes may be transferred to a Person who takes delivery in the form of an interest in a Restricted Global Note representing Regulation S Notes, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in Exhibit 1 hereto) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or Rule 144 (if available).

(c) Certificated Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive physical delivery of certificated Notes. Certificated Notes shall not be exchangeable for beneficial interests in Global Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $500.0 million of Notes, (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of the Indenture and (3) Exchange Notes or Private Exchange Notes for issue only in a Registered Exchange Offer or a Private Exchange, respectively, pursuant to a Registration Rights Agreement, for a like principal amount of Initial Notes, in each case upon a written order of the Company. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and to whom the Notes shall be registered and delivered and, in the case of any issuance of Additional Notes pursuant to Section 2.13 of the Indenture, shall certify that such issuance is in compliance with Section 4.09 of the Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer of the beneficial interest in the Global Note being transferred.

(ii) Notwithstanding any other provisions of this Appendix, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

App - 4

(iii) In the event that a Restricted Global Note is exchanged for Notes in certificated form pursuant to Section 2.4 of this Appendix, prior to the consummation of a Registered Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Company.

(iv) Prior to the expiration of the Distribution Compliance Period, beneficial interests in a Regulation S Note may be exchanged for beneficial interests in a Rule 144A Note of the same series only if:

(1) the exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A;

(2) the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred;

(3) to a Person who (A) the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A and (2) is purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(4) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

(v) Beneficial interests in a Rule 144A Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note of the same series, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S or Rule 144.

(vi) Transfers involving exchanges of beneficial interests between a Regulation S Note and a Rule 144A Note will be effected by DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Note and the Rule 144A Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in the original Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in the other Global Note.

App - 5

(b) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

(ii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Restricted Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a certificated Note that does not

App - 6

bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(iii) After a transfer of any Initial Notes or Private Exchange Notes pursuant to and during the period of the effectiveness of a Shelf Registration Statement with respect to such Initial Notes or Private Exchange Notes, as the case may be, all requirements pertaining to legends on such Initial Note or such Private Exchange Note will cease to apply, the requirements requiring any such Initial Note or such Private Exchange Note issued to certain Holders be issued in global form will cease to apply, and a certificated Initial Note or Private Exchange Note or an Initial Note or Private Exchange Note in global form, in each case without restrictive transfer legends, will be available to the transferee of the Holder of such Initial Notes or Private Exchange Notes upon exchange of such transferring Holder’s certificated Initial Note or Private Exchange Note or directions to transfer such Holder’s interest in the Global Note, as applicable.

(iv) Upon the consummation of a Registered Exchange Offer with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Exchange Notes in certificated or global form will be available to Holders that exchange such Initial Notes in such Registered Exchange Offer.

(v) Upon the consummation of a Private Exchange with respect to the Initial Notes, all requirements pertaining to such Initial Notes that Initial Notes issued to certain Holders be issued in global form will still apply with respect to Holders of such Initial Notes that do not exchange their Initial Notes, and Private Exchange Notes in global form with the global Notes legend and the Restricted Notes legend set forth in Exhibit 1 hereto will be available to Holders that exchange such Initial Notes in such Private Exchange.

(c) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(d) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate certificated Notes and Global Notes at the Registrar’s request.

App - 7

(ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.10, 4.15 and 9.05 and of the Indenture).

(iii) The Registrar shall not be required to register the transfer of or exchange of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Subsidiary Guarantors, if any, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Subsidiary Guarantors, if any, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(e) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in

App - 8

any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either event a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing and DTC notifies the Trustee of its decision to exchange the Global Notes. Interests in Global Notes may also be exchanged for certificated Notes upon request of the Company and the Holder thereof if such interest is held by an Affiliate of the Company.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section shall be surrendered by the Depository or the Notes Custodian to the Trustee located at its Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations and registered in such names as the Depository shall direct. Any certificated Note or Private Exchange Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(b), bear the restricted Notes legend set forth in Exhibit 1 hereto.

(c) Subject to the provisions of Section 2.4(b), the Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a), the Company shall promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

App - 9

EXHIBIT 1 TO RULE 144A/REGULATION S APPENDIX

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]2

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE

[1]	For Global Notes only.
[2]	For Transfer Restricted Securities only.

Ex. 1 to App - 2

SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

Ex. 1 to App - 3

CHESAPEAKE OILFIELD OPERATING, L.L.C.

(to be known as SEVENTY SEVEN ENERGY INC.)

No.	$

CUSIP No.

ISIN No.

6.50% Senior Note due 2022

Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, to be known upon the consummation of the Conversion (which is anticipated to occur after the Issue Date) as Seventy Seven Energy Inc., promises to pay to                     , or registered assigns, the principal sum of                      Dollars on July 15, 2022 [, or such greater or lesser amount as may be indicated on Schedule A hereto].3

Interest Payment Dates: July 15 and January 15.

Record Dates: July 1 and January 1.

Additional provisions of this Note are set forth on the other side of this Note.

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

[3]	For Global Notes only.

Ex. 1 to App - 4

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

Wells Fargo Bank, National Association, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By
Authorized Signatory

Dated:

Ex. 1 to App - 5

[FORM OF REVERSE SIDE OF INITIAL NOTE]

6.50% Senior Note due 2022

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company, to be known upon the consummation of the Conversion (which is anticipated to occur after the Issue Date) as Seventy Seven Energy Inc. (the “Company”), promises to pay interest on the outstanding principal amount of this Note at 6.50% per annum [and shall pay the Additional Interest payable pursuant to the Registration Rights Agreement referred to below. References herein to “interest” include any such Additional Interest then owing]4. The Company will pay interest semi-annually in arrears on July 15 and January 15 of each year, commencing January 15, 2015, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is the rate then in effect; it shall pay interest (including post- petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the July 1 or January 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest due at maturity. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

[4]	For Transfer Restricted Securities only.

Ex. 1 to App - 6

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of June 26, 2014 (“Indenture”) among the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are unsecured senior obligations of the Company initially issued in an aggregate principal amount of $500,000,000.

5. Optional Redemption.

The Notes are redeemable at the option of the Company as provided in Section 3.07 of the Indenture.

6. Mandatory Redemption.

Except as set forth in Paragraph 7 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

7. Repurchase at Option of Holder.

(a) As more fully described in Section 4.15 of the Indenture, if a Change of Control occurs, the Company will be required to make an offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes pursuant to a Change of Control Offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.

(b) The Company may be required to offer to repurchase Notes with proceeds of an Asset Sale in the circumstances described in Section 4.10 of the Indenture.

8. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.03 of the Indenture, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. Subject to the requirements of Section 3.05 of the Indenture, on and after the redemption date interest will cease to accrue on Notes or portions thereof called for redemption.

Ex. 1 to App - 7

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, they need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders of the Notes pursuant to Article 5 or Section 10.03 of the Indenture, including the addition of any required co-issuer of the Notes, (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, provided that any change to conform the Indenture to any provision of the “Description of Notes” in the Offering Memorandum shall not be deemed to adversely affect such legal rights, (5) to secure the Notes or the Subsidiary Guarantees pursuant to Section 4.12 of the Indenture, (6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, (7) to add any additional Subsidiary Guarantor or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee or to add the guarantee of the Company’s parent entity or to evidence the release of such entity’s guarantee, in each case as provided in the Indenture, (8) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (9) to provide for the reorganization of the Company as any other form of entity in accordance with the second paragraph of Section 5.01 of the Indenture, (10) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee or (11) to conform the text of the Indenture or the Notes to any provision of the “Description of Notes” in the Offering Memorandum to the extent that such provision in the “Description of Notes” was intended to be a substantially verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver to or under the Indenture or any Note may not (with respect to any Notes held by a non-consenting holder) (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption or repurchase of the Notes (other than notice provisions and other than provisions relating to Sections 4.10 and 4.15 of the Indenture prior to the time the Company’s obligation to

Ex. 1 to App - 8

offer to repurchase the Notes arises); (c) reduce the rate of or change the time for payment of interest on any Note; (d) waive a Default or Event of Default in the payment of principal of, or premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (e) make any Note payable in currency other than that stated in the Notes; (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or premium, if any, interest or Additional Interest, if any, on the Notes (other than as permitted in clause (g) below); (g) waive a redemption or repurchase payment with respect to any Note; (h) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or (i) make any change in the amendment, supplement and waiver provisions contained in the Indenture.

12. Defaults and Remedies. If any Event of Default set forth in the Indenture occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization described in Section 6.01(h) and (i) of the Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest, premium or Additional Interest) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or premium, if any, interest or Additional Interest, if any, on the Notes and except for provisions requiring the consent of each affected Holder under Section 9.02 of the Indenture. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Company is required within 10 days of becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

14. No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager, partner or other owner of Capital Stock of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Ex. 1 to App - 9

15. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. Additional Rights of Holders of Transfer Restricted Securities. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Transfer Restricted Securities shall have all the rights set forth in the Registration Rights Agreement dated as of June 26, 2014, among the Company and the Initial Purchasers (the “Registration Rights Agreement”).5

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. Successors. In the event a successor assumes all the obligations of the Company under the Notes and the Indenture, pursuant to the terms thereof, the Company will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture or the Registration Rights Agreement. Requests may be made to:

Chesapeake Oilfield Operating, L.L.C.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Chief Financial Officer

[5]	For Transfer Restricted Securities only.

Ex. 1 to App - 10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                  agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.
Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company (or, in the case of Regulation S Notes, prior to the expiration of the Distribution Compliance Period), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(3)	☐	inside the United States to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or

Ex. 1 to App - 11

for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) or (5) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Ex. 1 to App - 12

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Subsidiary Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Notice: To be executed by an executive officer]6

[6]	For Transfer Restricted Securities only.

Ex. 1 to App - 13

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐	Section 4.10	☐	Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof) you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Ex. 1 to App - 14

[TO BE ATTACHED TO GLOBAL NOTE ONLY]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Ex. 1 to App - 15

ANNEX A

CHESAPEAKE OILFIELD OPERATING, L.L.C.

(to be known as SEVENTY SEVEN ENERGY INC.)

and

the Subsidiary Guarantors named herein

6.50% Senior Notes due 2022

FORM OF SUPPLEMENTAL INDENTURE

AND AMENDMENT — SUBSIDIARY GUARANTEE

DATED AS OF              ,

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

This SUPPLEMENTAL INDENTURE, dated as of             ,          is among Chesapeake Oilfield Operating, L.L.C., to be known upon the consummation of the Conversion as Seventy Seven Energy Inc. (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as Trustee.

RECITALS

WHEREAS, the Company, and the Trustee entered into an Indenture, dated as of June 26, 2014 (the “Indenture”), pursuant to which the Company has issued $500.0 million in principal amount of 6.50% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 9.01(g) of the Indenture provides that the Company, the Subsidiary Guarantors, if any, and the Trustee may amend or supplement the Indenture to add Subsidiary Guarantors without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the constituent documents of the Company and of the Subsidiary Guarantors necessary to make this Supplemental Indenture a valid instrument legally binding on the Company and the Subsidiary Guarantors, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

From this date, by executing this Supplemental Indenture, the Subsidiary Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder, and subject to the limitations and release provisions therein.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:
Name:
Title:

[ ]

AS SUBSIDIARY GUARANTORS

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

By:
Name:
Title: